Exhibit 99.1

11011 Sunset Hills Road
Reston, Virginia 20190	News
www.gd.com

Contact: Jeff A. Davis
Tel: 703 876 3483
press@generaldynamics.com

General Dynamics Reports First-Quarter 2026 Financial Results

April 29, 2026

•Revenue of $13.5 billion, up 10.3% from year-ago quarter, with growth in all four segments
•Diluted EPS $4.10, up 12% from year-ago quarter
•$2.2 billion cash from operating activities, 192% of net earnings
•Strong order activity, with 2-to-1 book-to-bill

RESTON, Va. – General Dynamics (NYSE: GD) today reported first-quarter 2026 operating earnings of $1.4 billion, or $4.10 per diluted share (EPS), on revenue of $13.5 billion. Compared with the year-ago quarter, revenue increased 10.3%, operating earnings and diluted EPS both increased 12%. Operating margin was 10.5%.

“Our businesses had a very good start to the year, delivering strong operating results and excellent cash conversion,” said Phebe Novakovic, chairman and chief executive officer. “We are positioned well to drive additional performance throughout the year.”

Cash and Capital Deployment
Net cash provided by operating activities in the quarter totaled $2.2 billion, or 192% of net earnings. During the quarter, the company paid $405 million in dividends and invested $203 million in capital expenditures, ending the quarter with $3.7 billion in cash and equivalents on hand.

Orders and Backlog
Orders totaled $26.6 billion in the quarter on a companywide basis. Consolidated book-to-bill ratio, defined as orders divided by revenue, was 2-to-1 for the quarter. Book-to-bill was 2.2-to-1 for the defense segments and 1.2-to-1 for the Aerospace segment.

Total estimated contract value, the sum of all backlog components, was $188.4 billion at the end of the quarter. This includes backlog of $130.8 billion and estimated potential contract value, representing management’s estimate of additional value in unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options, of $57.6 billion.

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About General Dynamics
Headquartered in Reston, Virginia, General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; ship construction and repair; land combat vehicles, weapons systems and munitions; and technology products and services. General Dynamics employs more than 110,000 people worldwide and generated $52.6 billion in revenue in 2025. More information is available at www.gd.com.

WEBCAST INFORMATION: General Dynamics will webcast its first-quarter 2026 financial results conference call at 9 a.m. EDT on Wednesday, April 29, 2026. The webcast will be a listen-only audio event available at www.gd.com. An on-demand replay of the webcast will be available by telephone two hours after the end of the call through May 6, 2026, at 800-770-2030 (international: +1 609-800-9909), conference ID 4299949. Charts furnished to investors and securities analysts in connection with General Dynamics’ announcement of its financial results are available at www.gd.com.

This press release contains forward-looking statements (FLS), including statements about the company’s future operational and financial performance, which are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “forecasts,” “scheduled,” “outlook,” “estimates,” “should” and variations of these words and similar expressions are intended to identify FLS. In making FLS, we rely on assumptions and analyses based on our experience and perception of historical trends; current conditions and expected future developments; and other factors, estimates and judgments we consider reasonable and appropriate based on information available to us at the time. FLS are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. FLS are not guarantees of future performance and involve factors, risks and uncertainties that are difficult to predict. Actual future results and trends may differ materially from what is forecast in the FLS. All FLS speak only as of the date they were made. We do not undertake any obligation to update or publicly release revisions to FLS to reflect events, circumstances or changes in expectations after the date of this press release. Additional information regarding these factors is contained in the company’s filings with the SEC, and these factors may be revised or supplemented in future SEC filings. In addition, this press release contains some financial measures not prepared in accordance with U.S. generally accepted accounting principles (GAAP). While we believe these non-GAAP metrics provide useful information for investors, there are limitations associated with their use, and our calculations of these metrics may not be comparable to similarly titled measures of other companies. Non-GAAP metrics should not be considered in isolation from, or as a substitute for, GAAP measures. Reconciliations to comparable GAAP measures and other information relating to our non-GAAP measures are included in other filings with the SEC, which are available at investorrelations.gd.com.
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EXHIBIT A
CONSOLIDATED STATEMENT OF EARNINGS - (UNAUDITED)
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	Three Months Ended		Variance
	April 5, 2026	March 30, 2025	$	%
Revenue	$13,481	$12,223	$1,258	10.3%
Operating costs and expenses	(12,061)	(10,955)	(1,106)
Operating earnings	1,420	1,268	152	12.0%
Other, net	18	21	(3)
Interest, net	(69)	(89)	20
Earnings before income tax	1,369	1,200	169	14.1%
Provision for income tax, net	(244)	(206)	(38)
Net earnings	$1,125	$994	$131	13.2%
Earnings per share—basic	$4.16	$3.69	$0.47	12.7%
Basic weighted average shares outstanding	270.2	269.0
Earnings per share—diluted	$4.10	$3.66	$0.44	12.0%
Diluted weighted average shares outstanding	274.1	271.7

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EXHIBIT B
REVENUE AND OPERATING EARNINGS BY SEGMENT - (UNAUDITED)
DOLLARS IN MILLIONS

	Three Months Ended		Variance
	April 5, 2026	March 30, 2025	$	%
Revenue:
Aerospace	$3,279	$3,026	$253	8.4%
Marine Systems	4,343	3,589	754	21.0%
Combat Systems	2,283	2,176	107	4.9%
Technologies	3,576	3,432	144	4.2%
Total	$13,481	$12,223	$1,258	10.3%
Operating earnings:
Aerospace	$493	$432	$61	14.1%
Marine Systems	316	250	66	26.4%
Combat Systems	310	291	19	6.5%
Technologies	339	328	11	3.4%
Corporate	(38)	(33)	(5)	(15.2)%
Total	$1,420	$1,268	$152	12.0%
Operating margin:
Aerospace	15.0%	14.3%
Marine Systems	7.3%	7.0%
Combat Systems	13.6%	13.4%
Technologies	9.5%	9.6%
Total	10.5%	10.4%

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EXHIBIT C
CONSOLIDATED BALANCE SHEET
DOLLARS IN MILLIONS

	(Unaudited)
	April 5, 2026	December 31, 2025
ASSETS
Current assets:
Cash and equivalents	$3,654	$2,333
Accounts receivable	2,254	2,406
Unbilled receivables	9,051	8,380
Inventories	9,177	9,232
Other current assets	1,919	1,897
Total current assets	26,055	24,248
Noncurrent assets:
Property, plant and equipment, net	7,503	7,525
Intangible assets, net	1,328	1,375
Goodwill	20,956	21,009
Other assets	3,187	3,092
Total noncurrent assets	32,974	33,001
Total assets	$59,029	$57,249
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$1,755	$1,006
Accounts payable	2,843	2,678
Customer advances and deposits	10,847	9,824
Other current liabilities	3,380	3,288
Total current liabilities	18,825	16,796
Noncurrent liabilities:
Long-term debt	6,259	7,007
Other liabilities	7,866	7,824
Total noncurrent liabilities	14,125	14,831
Shareholders’ equity:
Common stock	482	482
Surplus	4,433	4,403
Retained earnings	44,774	44,080
Treasury stock	(23,053)	(22,860)
Accumulated other comprehensive loss	(557)	(483)
Total shareholders’ equity	26,079	25,622
Total liabilities and shareholders’ equity	$59,029	$57,249

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EXHIBIT D
CONSOLIDATED STATEMENT OF CASH FLOWS - (UNAUDITED)
DOLLARS IN MILLIONS

	Three Months Ended
	April 5, 2026	March 30, 2025
Cash flows from operating activities—continuing operations:
Net earnings	$1,125	$994
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation of property, plant and equipment	173	162
Amortization of intangible and finance lease right-of-use assets	59	61
Equity-based compensation expense	40	34
Deferred income tax provision (benefit)	286	(59)
(Increase) decrease in assets, net of effects of business acquisitions:
Accounts receivable	152	(317)
Unbilled receivables	(656)	(879)
Inventories	55	(92)
Increase (decrease) in liabilities, net of effects of business acquisitions:
Accounts payable	165	13
Customer advances and deposits	764	13
Other, net	(8)	(78)
Net cash provided (used) by operating activities	2,155	(148)
Cash flows from investing activities:
Capital expenditures	(203)	(142)
Other, net	1	12
Net cash used by investing activities	(202)	(130)
Cash flows from financing activities:
Dividends paid	(405)	(383)
Purchases of common stock	(217)	(600)
Proceeds from commercial paper, net	—	1,590
Repayment of fixed-rate notes	—	(750)
Other, net	(7)	(32)
Net cash used by financing activities	(629)	(175)
Net cash used by discontinued operations	(3)	(2)
Net increase (decrease) in cash and equivalents	1,321	(455)
Cash and equivalents at beginning of period	2,333	1,697
Cash and equivalents at end of period	$3,654	$1,242

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EXHIBIT E
ADDITIONAL FINANCIAL INFORMATION - (UNAUDITED)
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

Non-GAAP Financial Measures:
	First Quarter
	2026	2025
Free cash flow:
Net cash provided (used) by operating activities	$2,155	$(148)
Capital expenditures	(203)	(142)
Free cash flow (a)	$1,952	$(290)

	April 5, 2026	December 31, 2025
Net debt:
Total debt	$8,014	$8,013
Less cash and equivalents	3,654	2,333
Net debt (b)	$4,360	$5,680

Supplemental Aerospace Data:
	First Quarter
	2026	2025
Gulfstream Aircraft Deliveries (units):
Large-cabin aircraft	31	30
Mid-cabin aircraft	7	6
Total	38	36

Aerospace Book-to-Bill:
Orders (c)	$3,843	$2,361
Revenue	3,279	3,026
Book-to-Bill Ratio	1.2x	0.8x

(a)We define free cash flow as net cash from operating activities less capital expenditures. We believe free cash flow is a useful measure for investors because it portrays our ability to generate cash from our businesses for purposes such as repaying debt, funding business acquisitions, paying dividends and repurchasing our common stock to cover dilution. We use free cash flow to assess the quality of our earnings and as a key performance measure in evaluating management.

(b)We define net debt as short- and long-term debt (total debt) less cash and equivalents. We believe net debt is a useful measure for investors because it reflects the borrowings that support our operations and capital deployment strategy. We use net debt as an important indicator of liquidity and financial position.

(c)Does not include customer defaults, liquidated damages, cancellations, foreign exchange fluctuations and other backlog adjustments.

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EXHIBIT F
BACKLOG - (UNAUDITED)
DOLLARS IN MILLIONS

	Funded	Unfunded	Total Backlog	Estimated Potential Contract Value*	Total Estimated Contract Value
First Quarter 2026:
Aerospace	$21,172	$1,095	$22,267	$1,040	$23,307
Marine Systems	40,598	23,373	63,971	12,519	76,490
Combat Systems	25,532	1,383	26,915	11,770	38,685
Technologies	10,818	6,869	17,687	32,272	49,959
Total	$98,120	$32,720	$130,840	$57,601	$188,441
Fourth Quarter 2025:
Aerospace	$20,804	$1,024	$21,828	$1,120	$22,948
Marine Systems	36,808	15,532	52,340	11,823	64,163
Combat Systems	26,064	1,154	27,218	14,670	41,888
Technologies	9,865	6,795	16,660	33,280	49,940
Total	$93,541	$24,505	$118,046	$60,893	$178,939
First Quarter 2025:
Aerospace	$18,171	$828	$18,999	$1,090	$20,089
Marine Systems	30,882	7,491	38,373	10,261	48,634
Combat Systems	16,129	799	16,928	8,649	25,577
Technologies	9,751	4,606	14,357	32,670	47,027
Total	$74,933	$13,724	$88,657	$52,670	$141,327

*The estimated potential contract value includes work awarded on unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options associated with existing firm contracts, including options and other agreements with existing customers to purchase new aircraft and aircraft services. We recognize options in backlog when the customer exercises the option and establishes a firm order. For IDIQ contracts, we evaluate the amount of funding we expect to receive and include this amount in our estimated potential contract value. The actual amount of funding received in the future may be higher or lower than our estimate of potential contract value.

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EXHIBIT F-1
BACKLOG - (UNAUDITED)
DOLLARS IN MILLIONS

$150,000
$135,000
$120,000
$105,000
$90,000
$75,000
$60,000
$45,000
$30,000
$15,000
$0
$93,734
$91,301
$92,634
$90,597
$88,657
$103,682
$109,857
$118,046
$130,840
1Q24
2Q24
3Q24
4Q24
1Q25
2Q25
3Q25
4Q25
1Q26

Funded Backlog	Unfunded Backlog

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